                                                                EXHIBIT 13(d)(4)


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-K
                Annual Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934
    [Fee Required]

For the Fiscal year ended December 31,1993

                                     or

[   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

    [Fee Required]

For the transition period from               to
                              -----------       -------------

Commission file number    0-12047

                      UNITED OKLAHOMA BANKSHARES, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

             Oklahoma                                  73-0969432
---------------------------              --------------------------------------
    State or other jurisdiction of                   (I.R.S. Employer
  incorporation or organization)                    Identification No.)

            4600 S.E. 29th Street
            Del City, Oklahoma                               73115
----------------------------------------- --------------------------------------
(Address of principal executive offices)               Zip Code


Registrant's telephone number, including area code              (405) 677-8711
                                                                --------------

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:  Common stock, $1 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) ofthe Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
  such filing requirements for the past 90 days.   [X]Yes   No[]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to
  this Form 10-K.       [  ]

As of February 1, 1994, based on the reported average bid and asked prices, the aggregate market value of the common stock held by non-affiliates of the registrant was approximately $132,000.

As of February 1, 1994, 2,644,129 shares of the registrant's common stock, par value $1.00 per share, were outstanding.

NOTE:  See pages 43-45 for Form 10-K Cross Reference Index

BUSINESS

United Oklahoma Bankshares, Inc. (the "Company") is a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended. The principal business of the Company is the ownership and supervision of United Bank ("UB"), Del City, Oklahoma. As of December 31, 1993, the Company and its subsidiaries had 49 full time equivalent employees. UB is a state chartered banking association whose deposits are insured pursuant to the Federal Deposit Insurance Act. UB, which operates primarily in Oklahoma, competes with other financial institutions in its trade area in providing a full range of traditional banking and related financial services to the commercial, consumer, energy, real estate and financial sectors. UB operates one wholly owned subsidiary, United Del City Tower, Inc. ("UDCT").

UDCT owns and manages United Del City Tower of which the first and part of the second floors are occupied by UB. The facility is approximately 86% occupied at year end.

UB, with regulatory approval, entered into a stock purchase agreement with Equity Financial Service Corp. on June 14, 1989 to sell all of the issued and outstanding stock of United Bankcard Company ("UBC"), a wholly owned subsidiary of UB. The sale was completed on August 9, 1989 with the Company receiving proceeds of $10,326,000, of which $530,000 was reimbursement by the purchaser of a prepayment penalty due to the Company's lender. The net gain on the sale of UBC was $3,022,000. The stock purchase agreement was included in the June 30, 1989 10-Q as an 8-K Exhibit. The UB Board of Directors, with regulatory approval, approved a dividend to the Company to retire the debt of the Company in full.

UB sold approximately $4,600,000 of outstanding credit card loans in October, 1989 for a net gain of $233,000.

As reported in the December 31, 1990 10-K and the July 2, 1991 8-K, several directors and officers of a former subsidiary were made parties to a lawsuit filed by the FDIC. Although all of the defendants denied the FDIC's allegations, certain former directors and officers of the former subsidiary sought indemnification from the Company under Article 7 of its bylaws.
Pursuant to its bylaws, the Company contributed $1,380,000 during 1991 towards the settlement of the lawsuit which resulted in a dismissal of those defendants and a release by all of the defendants in that suit of their indemnification claims.

The Company borrowed the sum of $1,400,000, together with interest thereon, from July 1, 1991 to July 1, 2001 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company, for the purpose of paying expenses of the Company described above. The note is collateralized by 100% of the stock of UB. At December 31, 1993, the outstanding principal balance was $450,000.

PROPERTIES

The Company's corporate headquarters are located in United Del City Tower at 4600 S.E. 29th Street, Del City, Oklahoma. This facility is located on approximately 8 acres and comprises approximately 77,000 square feet of usable space. The Tower houses the main banking functions and the Company's executive offices. UB occupies 27% of the building and approximately 59% is leased to various tenants. In 1993, UB completed construction of a new drive-in facility attached to the United Del City Tower. UB also sold its previous drive-in facility during 1993.

LEGAL

The Company and its subsidiaries are not defendants in any legal proceedings.

COMMON STOCK

During 1993, limited transactions occurred which the Company is aware of, and has reported the average of the bid and ask price of $0.01 and $0.10, respectively, at January 24, 1994. The prices have no depth because there is currently no established public trading market for the Company's common stock.

DISCLAIMER

THIS ANNUAL REPORT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE, BY THE FEDERAL INSURANCE CORPORATION.

SELECTED FINANCIAL DATA
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

The Selected Financial Data which follows should be read in conjunction with the consolidated financial statements (including the notes thereto) of the Company and its subsidiaries appearing elsewhere herein.


                                                                      YEARS ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                  1993           1992          1991         1990          1989
                                                --------------------------------------------------------------
                                                        (In thousands except per share amounts)
 Summary of Income:
  Interest income............................     $5,235        5,460       5,309        4,906        5,169
  Interest expense...........................    (1,847)      (2,299)     (2,646)      (2,589)      (3,378)
  Provision for loan losses..................      (236)        (128)       (165)        (120)        (142)
  Non-interest income........................        837          795       1,114          646        6,225
  Non-interest expense.......................    (3,068)      (2,735)     (4,215)      (2,436)      (4,679)
  Income (loss) before income taxes
    and cumulative effect of change
    in accounting principle..................        921        1,093       (603)          407        3,195
  Income tax benefit (expense)...............      (266)        (445)         245        (131)      (1,097)
  Income (loss) before cumulative effect
    of change in accounting principle........        655          648       (358)          276        2,098
  Cumulative effect of change in accounting
    principle................................        116       -            -            -           -
  Net income (loss)..........................        771          648       (358)          276        2,098

 Per share data:
  Earnings (loss) per average common share be
    cumulative effect of change in accounting
    principle                                       0.10         0.10      (0.28)       (0.04)         0.65

  Cumulative effect of change in accounting
     principle                                      0.04           -            -            -           -

  Net earnings (loss) per average common
     share...................................       0.14         0.10      (0.28)       (0.04)         0.65

  Average outstanding common shares..........      2,644        2,644       2,644        2,644        2,644

  Cash dividends declared per common share...         -            -            -            -           -

 Period end balances:

  Cash and due from banks                          1,907        3,270       2,695        2,920        2,686
  Interest bearing deposits in other banks...        -            -            -           768       -
  Federal funds sold.........................        460        1,560       2,085            -        6,240
  Investment securities......................     29.794       33,352      30,722       23,688       16,349
  Loans, net of unearned discount and allowance
  for losses.................................     36,509       33,804      30,185       26,234       23,710
  Total assets...............................     74,564       78,556      72,689       61,016       57,131
  Deposits...................................     66,094       70,302      64,825       53,405       50,227
  Long-term debt.............................        450          900       1,400        -           -
  Stockholders' equity.......................      6,289        5,518       4,870        5,228        4,952


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations, financial condition, liquidity and capital resources (including its subsidiary bank, UB, and its non-bank subsidiary, UDCT). Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements (including the notes thereto) and Selected Financial Data appearing elsewhere in this annual report.


RESULTS OF OPERATIONS

GENERAL. Net income (loss) totaled $ .8 million in 1993, compared to $.6 million in 1992 and $(.4) million in 1991. Earnings (loss) per share were $
 .14 in 1993, compared to $.10 per share in 1992 and ($.28) per share in 1991. Net income in 1993 included $.1 million ($.04 per share) cumulative effect of change in accounting principle as a result of adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the operations.

NET INTEREST INCOME. Net interest income, the difference between gross interest and fees on earning assets (primarily loans and investments) and interest paid on deposits and borrowed funds necessary to support such assets, is a major component of a financial institution's earnings.

Net interest income aggregated $3,388,000 and $3,161,000 in 1993 and 1992, respectively, an increase of $227,000. Net interest income increased $498,000 between 1992 and 1991.

From 1992 to 1993, the volume of average earning assets increased $4.8 million, while average interest bearing liabilities increased $2.4 million. The yield on average earning assets decreased 88 basis points from 1992 to 1993, while the rate paid on average interest beating liabilities decreased 94 basis points during the same time period resulting in an increase in the spread between the yield on earning assets and rate paid on interest beating liabilities of 6 basis points. As a result of the decrease in the rate earned on interest earning assets and the decrease in the rate paid on interest bearing liabilities, net interest margin remained unchanged at 4.80% from 1992 to 1993.

From 1991 to 1992, the volume of average earning assets increased $9.8 million, while average interest bearing liabilities increased $8.1 million. The yield on average earning assets decreased 118 basis points from 1991 to 1992, while the rate paid on average interest bearing liabilities decreased 142 basis points during the same time period resulting in an increase in the spread between the yield on earning assets and rate paid on interest bearing liabilities of 24 basis points. As a result of the increase in the rate earned on interest bearing assets and the decrease in interest bearing liabilities, net interest margin increased 5 basis points from 4.75% in 1991 to 4.80% in 1992.

As management deems necessary and to the extent it has the flexibility, it will alter the volume and mix of earning assets and supporting liabilities so as to obtain optimal interest margins while maintaining sufficient liquid resources. Current loan demand in the Company's primary market remains modest, limiting management somewhat in its ability to increase net interest margin and maintain a conservative risk profile.

-------------------------------------------------------------------------------

The following table illustrates volume and yield/rate variances on an actual basis (versus a taxable equivalent basis) for the years indicated. The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the change in each.
------------------------------------------------------------------------------


                                                      YEAR ENDED DECEMBER 31,               Year Ended December 31,
                                                       1993 COMPARED TO 1992                 1992 Compared to 1991
                                               -----------------------------------------------------------------------
                                                          INCREASE/DECREASE                     Increase/Decrease
                                                          DUE TO CHANGE IN:                     Due to Change in:
                                               -----------------------------------------------------------------------
                                                            YIELD/                                Yield/
                                               VOLUME       RATE        NET          Volume       Rate         Net
                                               ------------------------------------------------------------------------
                                                                                           (In Thousands)

   EARNING ASSETS:
    Interest bearing deposits in other
    banks   . . . . . . . . . . . . . . .      $       -         -         -           (2)          (3)          (5)
    Investment securities   . . . . . . .             59      (334)     (275)          402        (425)         (23)
    Federal funds sold  . . . . . . . . .              7       (10)       (3)          (10)        (38)         (48)
    Loans net of unearned discounts   . .            244      (191)       53           445        (218)          227
                                               ---------------------------------------------------------------------------
               Total interest income  . .            310      (535)      (225)         835        (684)          151
                                               ---------------------------------------------------------------------------
   INTEREST BEARING LIABILITIES:
    Interest bearing deposits   . . . . .            113      (541)      (428)         382        (752)        (370)
    Short-term borrowings   . . . . . . .              -         -          -           (1)          -           (1)
    Long-term debt  . . . . . . . . . . .           (32)         8        (24)          24           -           24
                                                ---------------------------------------------------------------------------
               Total interest expense . .             81       (533)      (452)        405        (752)        (347)
                                                --------------------------------------------------------------------------
   Net interest income . . . . . . . . . .     $     229         (2)       227         430          68          498
                                               ============================================================================

RISK ELEMENTS OF EARNING ASSETS. Risk elements of the Company's earning assets are evidenced, in part, by non- performing loans consisting of loans contractually past due 90 days or more, loans placed on non-accrual status and other real estate which has been acquired in full or partial settlement of defaulted loans. Non-performing assets are carried by the Company at estimated net realizable value and known losses of principal have been charged off.

At December 31, 1993, non-performing loans totaled $481,000. Non-performing loans as a percent of all loans outstanding were 1.32% at December 31, 1993. The majority of non-performing loans is secured. The following table sets forth such loans and other real estate at the dates indicated:

                                                 Years ended December 31,
                                          ----------------------------------
                                              1993         1992         1991
                                          ----------------------------------
                                                  (Dollars in thousands)
Non-accrual loans.....................    $    481          561        1,334
Other real estate.....................         552          686        1,660
                                          ----------------------------------
Total non-performing assets...........    $  1,033        1,247        2,994
                                          ==================================
Non-performing loans to total loans...       1.32%        1.66%        4.35%



Under the Company's lending policies, all commercial loans are reviewed and graded according to their perceived credit risk (borrower's financial strength; value and type of collateral; borrower's performance, etc.). Based on this grading system, credits requiring special attention are placed on special monitoring for the attention of management and the Board of Directors. Management, through this special monitoring system, in conjunction with past loan loss experience, current and perceived future economic conditions and other factors, determines the level at which the allowance for loan losses should be maintained to adequately cover the loan portfolio risk.

Non-accrual status loans are identified through the special monitoring system and periodic review of past due loans by officers and management. When doubt exists as to the ultimate collectibility of interest or principal, such loans are placed on non-accrual status. To the extent management does not consider it collectible, interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent payments collected on such loans are credited to loan principal if, in the opinion of management, full collectibility of principal is doubtful; otherwise, the payment is credited to income and principal according to the loan terms.

Loans on which interest had ceased to be accrued approximated $481,000, $561,000 and $1,334,000 at December 31, 1993, 1992 and 1991, respectively.
Approximately $17,000 was recognized on these loans in 1993, but no interest was recognized in 1992 and $35,000 of interest income was recognized on these loans in 1991, respectively; had the accrual status of these loans been normal, approximately $42,000, $59,000 and $131,000 of additional interest would have been earned in 1993, 1992 and 1991, respectively. None of these loans are restructured troubled debt.

Internally classified assets of UB, which approximate the same as classifications by regulatory authorities and includes other real estate, decreased from $ 3,320,000 at December 31, 1992 to $1,347,000 at December 31, 1993, a decrease of 59%.

At December 31, 1993, the Company had approximately $177,000 of loans for which payments were contractually past due less than 90 days, and the borrowers were experiencing financial difficulties. These loans are included in the special monitoring loans which are subject to management's attention and review.

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The allowance for loan losses totaled $437,000, $469,000 and $495,000 at December 3l, 1993, 1992 and 1991,
respectively. The provision charged to expense amounted to $236,000 in 1993 compared to $128,000 and $165,000 in 1992 and 1991, respectively. Net losses on loans were approximately $268,000 in 1993, compared to $154,000 in 1992 and none in 1991. The amount of provision charged to expense is based on the current level of net loan losses, perceived economic conditions, changes in the size and character of the loan portfolio, and management's assessment of the loan portfolio's inherent risk in relation to the allowance for loan losses (see Note 4 to Consolidated Financial Statements).

The allowance for loan losses as a percentage of total loans was 1.18%, 1.37% and 1.61% at December 31, 1993, 1992 and 1991, respectively.

NON-INTEREST INCOME. Non-interest income was $.8 million in 1993 and 1992 and $1.1 million in 1991. The increase in 1991 was: attributable to other service charges and fees which included a reclass of an overaccrual in GNMA loss reserves. In addition, an increase in securities gains was a result of management's decision to change the mix of securities in the investment portfolio. While it has been management's intent to hold securities for investment purposes, new deposits and market conditions created an opportunity to sell some investments during 1991 and shorten the average maturity in the investment portfolio. At December 31, 1993, management's intent is to evaluate the investment securities and classify them as "Held to Maturity" or "Available for Sale" in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (Statement 115) during the first quarter of 1994.

                                                     Years ended December 31,
                                               ---------------------------------
                                                  1993         1992         1991
                                               ---------------------------------
                                                          (In thousands)

Service charges on deposits                   $    675          602          589
Other service charges and fees, net                162           97          160
Securities gains                                     -           96          365
                                              ----------------------------------
Total                                         $    837          795        1,114
                                              ==================================


NON-INTEREST EXPENSE. Non-interest expense amounted to $3.1 million in 1993 compared to $2.7 million in 1992 and $4.2 million in 1991 representing an increase of 12% in 1993 and a 35% decrease in 1992. The contribution towards the settlement of the lawsuit brought by the FDIC against several directors and officers of the Company's former subsidiary, a write down of ORE property; and the loss from the operation of the UDCT were the principal reasons for the increase in non-interest amounts during 1991. Salaries and employee benefits continue to represent a large portion of non-interest expense.

Net costs and write downs associated with other real estate owned approximated $66,000, ($64,000) and $187,000 in 1993, 1992 and 1991, respectively, and represent amounts provided for decreases in the market value of the properties, net gains and losses on sales of the properties, and net expenses incurred for the maintenance of the properties.
Years ended December 31,

                                                     Years ended December 31,
                                              ---------------------------------
NON-INTEREST EXPENSE                             1993         1992         1991
                                              ---------------------------------
                                                      (In thousands)
Salaries and employee benefits............    $ 1,567        1,488        1,370
Occupancy expense, net....................        309          290          297
Other real estate owned, net..............         66         (64)          187
Other.....................................      1,126        1,021        2,361
                                              ---------------------------------
Total                                         $ 3,068        2,735        4,215
                                              =================================


LIQUIDITY

Liquidity is defined as a company's ability to meet maturing obligations and existing commitments and withstand fluctuations in funding needs, while also maintaining sufficient levels of highly liquid assets. Liquidity ultimately depends on profitability, asset quality and mix, asset and liability maturities and repriceability, and borrowing ability.

The asset side of the balance sheet provides liquidity through regular amortization and maturities of loans, maturities of investment securities and money market instruments, maturities of deposits in other banks, and other assets available for sale. Deposit growth, diversification of liability products and access to other funding sources provide liquidity from the liability side. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity.

INDEBTEDNESS

As reported earlier, the Company contributed $1,380,000 towards the settlement of the lawsuit brought by the FDIC against several directors and officers of the Company's former subsidiary. The Company borrowed the sum of $1,400,000, together with interest thereon, from July 1, 1991 to July 1, 2001 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company, for the purpose of paying expenses of the Company described above. The note is collateralized by 100% of the stock of UB. The outstanding principal balance at December 31, 1993 was $450,000. Annual payments vary based on the Company's net income, with minimum payments of $130,000 per year through 1996 and $230,000 per year thereafter.

PREFERRED STOCK

The Company has $4.4 million of preferred stock outstanding with 9% cumulative dividends in arrears since October 1, 1985. Cumulative unpaid dividends in arrears at December 31, 1993 approximated $3,234,330.

RATE SENSITIVITY

Both liquidity and net interest margin are significantly affected by the sensitivity that assets and liabilities have to changes in market interest rates, levels of earning assets and funding mixes, the direction of interest rate movements, the velocity at which changes occur and the absolute level of interest rates. Interest rate risk can arise when an investment's interest rate level changes, or its cash flows occur, in time periods that are different from those of supporting funding sources.

The following table depicts the Company's rate sensitivity position at December 31, 1993:

                                                                           Sensitivity Period
                                                        --------------------------------------------------------
                                                         0-30        31-90       91-180      181-365       Over
                                                         Days        Days         Days         Days       1 Year
                                                        --------------------------------------------------------
                                                                             (In thousands)

Rate sensitive assets:
  Money market instruments  . . . . . . . . . . .        $    460           -            -            -           -
  Investment securities   . . . . . . . . . . . .           8,452           -          545        5,709      15,088
  Loans   . . . . . . . . . . . . . . . . . . . .          15,943       2,327        3,078        1,691      13,392
                                                         ----------------------------------------------------------
    Total rate sensitive assets   . . . . . . . .          24,855       2,327        3,623        7,400      28,480
                                                         ----------------------------------------------------------
Rate sensitive liabilities:
  Savings and interest bearing deposits   . . . .          14,058           -            -            -      13,698
  Time deposits   . . . . . . . . . . . . . . . .           8,654       4,648        7,455        4,501       2,070
                                                         ----------------------------------------------------------
    Total rate sensitive liabilities  . . . . . .          22,712       4,648        7,455        4,501      15,768
                                                         ----------------------------------------------------------
Period Sensitivity Gap  . . . . . . . . . . . . .           2,143     (2,321)      (3,832)        2,899      12,712
                                                         ==========================================================
Cumulative Sensitivity Gap  . . . . . . . . . . .           2,143       (178)      (4,010)      (1,111)      11,601
                                                         ==========================================================


The Company includes only rate sensitive assets and liabilities in its sensitivity analysis.

CAPITAL RESOURCES

Capital provides a base for expansion of the asset portion of the balance sheet, which in turn provides the opportunity for increased profitability. Capital adequacy depends on such factors as quality and diversification of assets, current and historical earnings and liquidity. Primary capital of the Company consists of funds which are permanently committed to the Company, including: Common stock, Preferred stock, Additional paid-in capital, Retained earnings, and Allowance for loan losses. For regulatory purposes primary capital is reduced by amounts representing intangible assets. Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's capital resources. Following are the Company's and UB's primary and equity capital to assets ratios for December 31, 1993 and 1992, respectively:

                                                              1993            1992
                                                              ----            ----
        Company's primary capital to assets ratio             8.05%           7.26%
        Company's equity capital to assets ratio              7.98            7.40

        UB's primary capital to assets ratio                  8.34%           8.43%
        UB's equity capital to assets ratio                   8.27            8.58


During 1989, regulatory agencies approved regulations to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These regulations define capital as either core capital (Tier 1) or supplemental capital (Tier 2). Core capital consists primarily of common stockholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion of the allowance for loan losses.

At December 31, 1993, the required core capital was 4.00% and total risk-based capital was 8.00%. Because the Company has assets of less than $150 million, its capital requirements are computed on a bank-only basis. UB's core and total risk-based capital exceed regulatory guidelines at December 31, 1993 and 1992.

                                                             1993            1992
                                                             ----            ----
        Tier I capital (core)                                13.27%           13.25%
        Tier 2 capital (total risk-based)                    14.21           14.33

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law on December 19, 1991. FDICIA contains prescribed actions which have a significant impact on the operation of banks and their relationship with federal regulatory agencies. The major provisions of FDICIA became effective January 1, 1993.

EFFECT OF INFLATION

The financial statements and related data presented in this report have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time. Changing prices, particularly during periods of high inflation rates, can have a significant impact on industries and business enterprises taken as a whole. However, the impact of inflation on financial institutions differs significantly from that of industrial or commercial companies. This is due to the fact that a major portion of a bank's balance sheet is comprised of monetary assets and liabilities versus a basically non-monetary balance sheet associated with industrial concerns. Even though inflation does not generally have a material impact on banks it can indirectly affect the interest rates and the underlying value of assets collateralizing certain earning assets, as well as non-interest income and expense categories. How well a bank is positioned to respond to changing interest rates and collateral values can only be assessed by an analysis of its asset and liability structure. Therefore, attention is directed to the rate sensitivity schedule, the maturity distribution of loans and securities, the loan concentrations data and the rate and volume variances analysis found elsewhere in this report.

REGULATORY MATTERS

The Company is operating under a written agreement with its primary bank regulatory authority, the Federal Reserve Bank, as a result of an examination performed as of September 30, 1985 and subsequent examinations. Under the terms of the agreement, the Company cannot pay or receive dividends without prior regulatory approval.

Federal legislation in recent years, in particular the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), has significantly expanded the responsibilities and powers of federal banking regulatory agencies. FIRREA makes certain persons affiliated with a financial institution newly subject to civil enforcement remedies, increases civil money penalties and the circumstances in which they may be imposed, clarifies and expands the power of federal banking regulators to require affirmative actions to be taken to correct violations or practices and to limit the activities or functions of financial institutions and affiliated parties, reduces the burden of proof for the issuance of cease and desist orders, and increases the power of regulatory agencies to approve in advance the appointment of directors and senior executive officers and to suspend, remove, or prohibit the employment of certain persons.

ACCOUNTING STANDARDS NOT YET ADOPTED

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The Company will be required to comply with this statement for the year ending December 31, 1995.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." The Company will be required to comply with this statement beginning January 1, 1995. The impact of this statement is not expected to have a material effect on the Company's consolidated financial statements.

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115 on accounting for investments. As previously stated, the Company will be required to comply with this statement as of January 1, 1994. Implementation of this statement is not expected to have a material effect on the Company's consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                  1993         1992        1991
                                                                            -----------------------------------------
                                                                              (In thousands except per share  amounts)
Interest income:
  Interest and fees on loans  . . . . . . . . . . . . . . . . . . . . .        $   3,243        3,190       2,963
  Interest on deposits in other banks   . . . . . . . . . . . . . . . .                -            -           5
  Interest on federal funds sold  . . . . . . . . . . . . . . . . . . .               56           59         107
  Interest on investment securities
    Taxable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,767        2,182       2,234
    Nontaxable  . . . . . . . . . . . . . . . . . . . . . . . . . . . .              169           29           -
                                                                           ---------------------------------------
      Total interest income   . . . . . . . . . . . . . . . . . . . . .            5,235        5,460       5,309
                                                                           ---------------------------------------
Interest expense:
  Interest on deposits (Note 6)   . . . . . . . . . . . . . . . . . . .            1,804        2,232       2,602
  Interest on short-term borrowings   . . . . . . . . . . . . . . . . .                1            1           2
  Interest on long-term debt  . . . . . . . . . . . . . . . . . . . . .               42           66          42
                                                                            -------------------------------------
      Total interest expense  . . . . . . . . . . . . . . . . . . . . .            1,847        2,299       2,646
                                                                            --------------------------------------
      Net interest income   . . . . . . . . . . . . . . . . . . . . . .            3,388        3,161       2,663
Provision for loan losses (Note 4)  . . . . . . . . . . . . . . . . . .              236          128         165
                                                                            --------------------------------------
      Net interest income after provision for loan losses   . . . . . .            3,152        3,033       2,498
                                                                            --------------------------------------
Non-interest income:
  Service charges on deposits   . . . . . . . . . . . . . . . . . . . .              675          602         589
  Other service charges and fees, net   . . . . . . . . . . . . . . . .              162           97         160
  Securities gains (note 2)   . . . . . . . . . . . . . . . . . . . . .                -           96         365
                                                                             -------------------------------------
      Total non-interest income   . . . . . . . . . . . . . . . . . . .              837          795       1,114
                                                                             -------------------------------------
Non-interest expense:
  Salaries and employee benefits  . . . . . . . . . . . . . . . . . . .            1,567        1,488       1,370
  Occupancy expense, net  . . . . . . . . . . . . . . . . . . . . . . .              309          290         297
  Other real estate owned, net  . . . . . . . . . . . . . . . . . . . .               66         (64)         187
  Other (Notes 7 & 8)   . . . . . . . . . . . . . . . . . . . . . . . .            1,126        1,021       2,361
                                                                             --------------------------------------
      Total non-interest expense  . . . . . . . . . . . . . . . . . . .            3,068        2,735       4,215
                                                                             --------------------------------------

      Income (loss) before income taxes and cumulative effect of change in
         accounting  principle  . . . . . . . . . . . . . . . . . . . .              921        2,093       (603)
Income tax expense (benefit) (Note 9) . . . . . . . . . . . . . . . . .              266          445       (245)
                                                                             ---------------------------------------
      Income (loss) before cumulative effect of change in accounting                 655          648       (358)
         principle  . . . . . . . . . . . . . . . . . . . . . . . . . .
Cumulative effect of change in accounting principle (Note 9)  . . . . .              116            -           -
                                                                              --------------------------------------
      Net income (loss)   . . . . . . . . . . . . . . . . . . . . . . .        $     771          648       (358)
                                                                              =======================================
Earnings (loss) per share:
  Income (loss) before cumulative effect of change in accounting principle          0.10         0.10      (0.28)
  Cumulative effect of change in accounting principle   . . . . . . . .             0.04           -           -
                                                                              ---------------------------------------
  Net income (loss)   . . . . . . . . . . . . . . . . . . . . . . . . .             0.14         0.10      (0.28)
                                                                              =======================================
Average outstanding common shares . . . . . . . . . . . . . . . . . . .            2,644        2,644       2,644
                                                                              =======================================

See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                                         DECEMBER 31,
                                                                                    1993             1992
                                                                                 ----------------------------
                                                                                        (In thousands)
 ASSETS
 Cash and due from banks . . . . . . . . . . . . . . . . . . . . . . . . .        $     1,907            3,270
 Federal funds sold  . . . . . . . . . . . . . . . . . . . . . . . . . . .                460            1,560
 Investment securities (market value: $30,211,000-1993;
   $33,726,000-1992) (Note 2)  . . . . . . . . . . . . . . . . . . . . . .             29,794           33,352
 Loans (Notes 3 & 11)  . . . . . . . . . . . . . . . . . . . . . . . . . .             37,007           34,472
   Unearned discounts  . . . . . . . . . . . . . . . . . . . . . . . . . .               (61)            (199)
   Allowance for loan losses (Note 4)  . . . . . . . . . . . . . . . . . .              (437)            (469)
                                                                                  ----------------------------
     Loans, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             36,509           33,804
 Property and equipment, net (Note 5)  . . . . . . . . . . . . . . . . . .              4,110            4,487
 Other real estate . . . . . . . . . . . . . . . . . . . . . . . . . . . .                542              686
 Accrued interest receivable . . . . . . . . . . . . . . . . . . . . . . .                537              471
 Accounts receivable . . . . . . . . . . . . . . . . . . . . . . . . . . .                248              351
 Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                457              575
                                                                                  ----------------------------
                                                                                    $  74,564           78,556
                                                                                  ============================
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits:
   Interest bearing (Note 6)   . . . . . . . . . . . . . . . . . . . . . .          $  55,084           57,595
   Non-interest bearing  . . . . . . . . . . . . . . . . . . . . . . . . .             11,010           12,707
                                                                                    --------------------------
   Total deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .             66,094           70,302
                                                                                    --------------------------
   Long-term debt (Note 7)   . . . . . . . . . . . . . . . . . . . . . . .                450              900
   Deferred income taxes (Note 9)  . . . . . . . . . . . . . . . . . . . .              1,366            1,326
   Other liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . .                365              510
                                                                                    --------------------------
     Total liabilities   . . . . . . . . . . . . . . . . . . . . . . . . .             68,275           73,038
                                                                                    ---------------------------
 Commitments and contingencies (Notes 12, 13 & 15 )  . . . . . . . . . . .
 Stockholders' equity (Notes 14, 15 & 16):
   Preferred stock, 9% cumulative, nonvoting $30 par value, redeemable  the
     Company's option at par plus cumulative unpaid dividends.  Cumulative unpaid preferred dividends amount to $3,234,330 or $22.28 per share at
     December 31, 1993.  Authorized 150,000 shares; issued and
     outstanding 145,200 shares in 1993 and 1992. Liquidation preference of
     $7,590,330 and $7,198,290, respectively   . . . . . . . . . . . . . .              4,356            4,356
   Class B preferred~ stock, $1 par value. Authorized 500,000 shares; none
     issued or outstanding   . . . . . . . . . . . . . . . . . . . . . . .                  -                -
   Common stock, $1 par value. Authorized 10,000,000 shares; issued
     2,805,385 shares in 1993 and 1992   . . . . . . . . . . . . . . . . .              2,805            2,805
   Additional paid-in capital    . . . . . . . . . . . . . . . . . . . . .              7,358            7,358
   Accumulated deficit   . . . . . . . . . . . . . . . . . . . . . . . . .            (7,144)          (7,915)
                                                                                    --------------------------
                                                                                        7,375            6,604
                                                                                    ==========================
   Less cost of common stock held in treasury (161.256 shares in 1993 and
     1992)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            (1,086)          (1,086)
                                                                                    --------------------------
     Net stockholders' equity                                                           6,289            5,518
                                                                                    --------------------------
                                                                                    $  74,564           78,556
                                                                                    ==========================


See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARE'S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.

                                                                            YEARS ENDED DECEMBER 31,
                                                                         1993         1992         1991
                                                                         ---------------------------------
                                                                                 (In thousands )
 Preferred stock:
   Balance at beginning and end of year  . . . . . . . . . . . .           4,356        4,356        4,356
                                                                         ----------------------------------
 Common stock:
   Balance at beginning and end of year    . . . . . . . . . . .           2,805        2,805        2,805
                                                                          ---------------------------------
 Additional paid-in capital:
   Balance at beginning and end of year  . . . . . . . . . . . .           7,358        7,358        7,358
                                                                          --------------------------------
 Accumulated deficit:
   Balance at beginning of year  . . . . . . . . . . . . . . . .         (7,915)      (8,563)      (8,205)
   Net income (loss)   . . . . . . . . . . . . . . . . . . . . .             771          648        (358)
                                                                          ---------------------------------

   Balance at end of year  . . . . . . . . . . . . . . . . . . .         (7,144)      (7,915)      (8,563)
                                                                         ----------------------------------
 Treasury stock:
   Balance at beginning and end of year  . . . . . . . . . . . .         (1,086)      (1,086)      (1,086)
                                                                         ----------------------------------
     Net stockholders' equity  . . . . . . . . . . . . . . . . .         $ 6,289        5,518        4,870
                                                                         =================================

See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEARS ENDED DECEMBER 31,
                                                                           1993          1992           1991
                                                                         -------------------------------------
                                                                                  (In thousands)
 Cash flows from operating activities:
   Net income (loss)   . . . . . . . . . . . . . . . . . . . . .         $   771            648          (358)
   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
       Depreciation  . . . . . . . . . . . . . . . . . . . . . .             368            327            313
       Provision for loan losses   . . . . . . . . . . . . . . .             236            128            165
       Provision for market decline-other real estate  . . . . .              63             38            209
       Amortization of intangibles   . . . . . . . . . . . . . .             147            147            147
       Amortization of premium, accretion of discounts, net  . .             175            116             36
       Gain on sale of investment securities   . . . . . . . . .               -           (96)          (365)
       Loss on sale of property and equipment  . . . . . . . . .              49              -              -
       (Decrease) increase in interest payable   . . . . . . . .            (89)          (220)             22
       (Increase) decrease in interest receivable  . . . . . . .            (66)             15             76
       Decrease (increase) in other real estate, accounts
          receivable and other assets  . . . . . . . . . . . . .             155            581          (177)
       Increase (decrease) in deferred income taxes  . . . . . .              40            430          (245)
       (Decrease) increase in other liabilities  . . . . . . . .            (56)             32          (106)
                                                                        ---------------------------------------
          Total adjustments  . . . . . . . . . . . . . . . . . .           1,022          1,498             75
                                                                        ---------------------------------------
 Net cash provided by (used in) operating activities . . . . . .           1,793          2,146          (283)
                                                                        ---------------------------------------
 Cash flows from investing activities:
   Proceeds from sales of investment securities  . . . . . . . .               -          1,830         14,694
   Proceeds from principal payments on mortgage backed securities
                                                                           9,861          6,220          2,711
   Purchase of investment securities   . . . . . . . . . . . . .         (6,478)       (10,700)       (24,110)
   Net increase in loans   . . . . . . . . . . . . . . . . . . .         (2,941)        (3,747)        (4,115)
   Capital expenditures  . . . . . . . . . . . . . . . . . . . .           (336)          (701)          (165)
   Proceeds from sale of property and equipment  . . . . . . . .             296             25              -
                                                                        --------------------------------------
 Net cash provided by (used in) investment activities  . . . . .             402        (7,073)       (10,985)
                                                                        ---------------------------------------
 Cash flows form financing activities:
   Net (decrease) increase in interest bearing and non-interest
     bearing deposits, savings and certificates of deposit   . .         (4,208)          5,477         11,420
   Net decrease in short-term borrowings   . . . . . . . . . . .               -              -          (460)
   Proceeds from issuance of long-term debt  . . . . . . . . . .               -              -          1,400
   Repayment of long-term debt   . . . . . . . . . . . . . . . .           (450)          (500)              -
                                                                        --------------------------------------
 Net cash (used in) provided by financing activities . . . . . .         (4,658)          4,977         12,360
                                                                        --------------------------------------
 Net (decrease) increase in cash and cash equivalents  . . . . .         (2,463)             50          1,092
                                                                        --------------------------------------
 Cash and cash equivalents at beginning of year  . . . . . . . .           4,830          4,780          3,688
                                                                        --------------------------------------
 Cash and cash equivalents at end of year  . . . . . . . . . . .         $ 2,367          4,830          4,780
                                                                         ======================================


 See accompanying notes to consolidated financial statements.

UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1993, 1992 AND 1991

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  United Oklahoma Bankshares, Inc. (the "Company") and its subsidiaries provide a full range of banking services to individual and corporate customers principally in eastern Oklahoma county. The Company is subject to competition from other financial service companies and financial institutions. The Company is subject to regulations of the Federal Reserve Bank. United Bank ("UB") is subject to regulations of the Federal Deposit Insurance Corporation and the Oklahoma State Banking Department. The Company and UB undergo periodic examinations by those regulatory authorities.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions. Those estimates and assumptions relate principally to the determination of the allowance for possible loan losses and the valuation of assets acquired in foreclosure. The accounting policies for these items and other significant accounting policies are presented below. The consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned, after elimination of all significant intercompany accounts and transactions.

  CASH AND SHORT TERM INVESTMENTS

  UB is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1993, was approximately $520,000.

  In making short-term investment decisions, the Company considers its board-approved policies, liquidity needs, potential rate of rerun, and credit risk.o For purposes of evaluating credit risk, the stability of the financial institutions and other entities conducting business with the Company is periodically reviewed.

  At December 31, 1993, the Company had concentrations of credit risk with one financial institution in the form of a correspondent bank account and federal funds sold in the amount of $1,608,000. If the financial institution failed to completely perform under the terms of the financial instruments, the exposure for credit loss would be the amount of the financial instruments less the amount covered by the Federal Deposit Insurance Corporation ("FDIC") of $100,000.

  For the purposes of the Statements of Cash Flows, the Company considers overnight Federal funds sold to be cash equivalents.

  Cash paid for interest was approximately $1,937,000, $2,518,000, and $2,624,000 in 1993, 1992, and 1991, respectively.

  INVESTMENT SECURITIES

  Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts on a constant yield basis. The adjusted cost of the specific securities sold is used to compute gains or losses. The Company's intent is to evaluate the investment securities and classify them as "Held to Maturity" or "Available for Sale" in accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," during the first quarter of 1994.

  SFAS 115 requires debt and equity securities be classified into one of three categories, each with a different accounting treatment:

  o Debt securities that the institution has a positive intent and ability to hold to maturity are classified as held- to-maturity and reported at amortized cost.

  o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings.

  o Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available for sale and reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity net of tax effects.

  The Company will perspectively adopt the provisions of SFAS 115, which are mandatory for fiscal years beginning after December 15, 1993, in preparing its 1994 financial statements. The Company expects to classify all investment securities as available for sale, with the exception of state and municipal securities which they intend to classify as held to maturity.

  LOANS AND ASSETS ACQUIRED IN FORECLOSURE

  Loans are generally carried at amounts advanced less payments received. Interest income is recorded on discounted loans by use of a method which produces a reasonable approximation of constant yield on the outstanding principal. Interest income is accrued as earned on non-discounted loans except where substantial doubt exists as to the ultimate collectibility of the accrued interest, in which case no accrual of interest is made.

  Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal, or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

  The allowance for possible loan losses is maintained at levels which management considers necessary to reflect the credit risks of the loan portfolio. For financial reporting purposes, the provision to be charged as an operating expense is based on an assessment of specific problem loans, local economic conditions, past due loan loss experience and such other factors which in management's judgment deserve current recognition necessary to maintain the allowance at an adequate level.

  Real estate and other assets acquired through foreclosure are recorded at fair value as of that date. Fair value is based on independent appraisals and other relevant factors. This value becomes the asset's new "cost". After foreclosure, these assets are carried at the lower of "cost" or fair value minus estimated costs to sell. Any subsequent write-downs are charged against noninterest expense. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in noninterest expense.

  While management uses all available information to recognize losses on loans and assets acquired in foreclosure, future losses may become necessary based on changes in economic conditions, particularly in the local economies in which the Company operates. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses and carrying values of assets acquired in foreclosure. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

  The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan." SFAS 114 requires that impaired loans within its scope be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the resulting measurement is less than the recorded investment in the loan, the creditor recognizes impairment through a valuation allowance.

  The Company will perspectively adopt the provisions of SFAS 114, which are mandatory for fiscal years beginning after December 15, 1994, in preparing its 1995 financial statements. The impact of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense and is computed by use of the straight-line method over the estimated useful lives of the depreciable assets. The estimated useful lives are 2 to 40 years for buildings and improvements, and 3 to 20 years for furniture, fixtures and equipment. Maintenance and repairs are charged directly to expense as incurred while improvements are capitalized. When assets are retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations.

  INCOME TAXES

  The Company files a consolidated income tax return with its subsidiaries.
  The Company's subsidiaries are charged for income taxes attributable to their taxable income and reimbursed for any tax benefit resulting from their tax losses and tax credits utilized by the Company to reduce consolidated taxable income.

  In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109). SFAS 109 requires a change from the deferred method of accounting for income taxes to the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Effective January 1, 1993, the Company adopted SFAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 consolidated statement of operations.

  Pursuant to the deferred method, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

  COMPUTATION OF EARNINGS PER SHARE

  Earnings per share are based on the weighted average number of shares of common stock outstanding during the year after considering cumulative preferred stock dividends. Cumulative preferred stock dividends accrue annually at approximately $392,000.

  EXCESS OF COST OVER ASSETS ACQUIRED

  Included in other assets is a purchased core deposit intangible asset (premium) related to the purchase of UB in 1984. The UB core deposit asset is being amortized over 11.6 years, the estimated life of the asset based on a study of the benefit expected to be received from the acquisition of UB's core deposits. At December 31, 1993, the unamortized balance included in other assets approximated $295,000.

  RECLASSIFICATIONS

  Certain 1991 and 1992 amounts have been reclassified to conform with the current year presentation.

2.  Investment Securities

Management believes there has been no permanent impairment in the value of the Company's investment securities and intends to evaluate the investment securities and classify them as "Held-to-maturity" or "Available for sale" during the first quarter of 1994. A comparison or recorded value and market value of investment securities is as follows (in thousands):

                                                                        DECEMBER 31, 1993
                                                     ----------------------------------------------------------
                                                                    GROSS           GROSS         ESTIMATED
                                                     AMORTIZED      UNREALIZED      UNREALIZED       MARKET
                                                     COST           GAINS           LOSSES          VALUE
                                                     ----------------------------------------------------------
U.S. Treasury securities  . . . . . . . . . . .      $  3,383          259              -           3,642
Securities of other U.S. government agencies  .        20,600          198           (119)         20,679
State & Municipals  . . . . . . . . . . . . . .         5,811          121            (42)          5,890
                                                     ----------------------------------------------------------
  Total investment securities   . . . . . . . .      $ 29,794          578           (161)         30,211
                                                     ==========================================================

                                                                           DECEMBER 31, 1992
                                                     ---------------------------------------------------------

                                                                      GROSS           GROSS         ESTIMATED
                                                     AMORTIZED        UNREALIZED      UNREALIZED       MARKET
                                                       COST           GAINS           LOSSES          VALUE
                                                     ---------------------------------------------------------
U.S. Treasury securities  . . . . . . . . . . .      $  3,377          200              -           3,577
Securities of other U.S. government agencies  .        28,474          313           (143)         28,644
State & Municipals  . . . . . . . . . . . . . .         1,501            7             (3)          1,505
                                                     --------------------------------------------------------
  Total investment securities   . . . . . . . .      $ 33,352          520           (146)         33,726
                                                     ========================================================


The amortized cost and estimated market value of investment securities, by contractual maturity, in thousands, are shown below as of December 31, 1993. Expected maturities will differ from contractual maturities because borrowers may have the fight to call or prepay obligations with or without call or prepayment penalties.

                                                                                  Amortized        Estimated
                                                                                    Cost         Market Value
                                                                                  -------------------------------
Due in one year or less . . . . . . . . . . . . . . . . . . . . . . . . . . .     $                       -
                                                                                         -
Due after one year through five years . . . . . . . . . . . . . . . . . . . .          5,708            5.935
Due after five years through ten years  . . . . . . . . . . . . . . . . . . .          3,050            3,145
Due after ten years . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            436              452
                                                                                  -------------------------------
                                                                                       9,194            9,532
Mortgage-backed securities  . . . . . . . . . . . . . . . . . . . . . . . . .         20,600           20,679
                                                                                  -------------------------------
                                                                                     $  29,749         30,211
                                                                                  ===============================
Proceeds from sales of investment securities and gross realized gains and losses form such sales are as follows (in thousands):
                                                                                Years ended December 31,

                                                                       1993             1992             1991
                                                                       ---------------------------------------
Proceeds from sales . . . . . . . . . . . . . . . . . . . . .          $      -          1,830         14,694
                                                                      ========================================

Gross realized gains  . . . . . . . . . . . . . . . . . . . .                 -             96            373
Gross realized losses . . . . . . . . . . . . . . . . . . . .                 -             -             (8)
                                                                       --------------------------------------
Net realized gains  . . . . . . . . . . . . . . . . . . . . .                 -             96            365
                                                                       ======================================


3.  Loans

    A summary of the Company's loans is as follows:

                                                                                              December 31
                                                                                      ---------------------------
                                                                                       1993             1992
                                                                                      ---------------------------
                                                                                           (In thousands)
Commercial, financial and agricultural  . . . . . . . . . . . . . . . . . . .          $  13,953           13,398
Real estate - construction  . . . . . . . . . . . . . . . . . . . . . . . . .              1,860            1,168
Real estate - mortgage  . . . . . . . . . . . . . . . . . . . . . . . . . . .             13,236           11,545
Credit card receivables . . . . . . . . . . . . . . . . . . . . . . . . . . .                719              741
Installment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              7,239            7,620
                                                                                       --------------------------
    Total loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $  37,007           34,472
                                                                                       ==========================

At December 31, 1993 and 1992, loans on which interest had ceased to be accrued approximated $481,000 and $561,000, respectively. Had the accrual status of these been normal, approximately $42,000 and $59,000 of additional interest would have been earned in 1993 and 1992, respectively. At December 31, 1993 and 1992, there were no commitments to lend additional funds to borrowers with loans on which the accrual of interest has been discontinued.

At December 31, 1993 and 1992, loans to officers, directors, their immediate families and companies in which they own a significant interest aggregated approximately $148,000 and $176,000, respectively. During 1993 approximately $222,000 of loan advances were made, and repayments totaled $250,000. In management's opinion, such transactions were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk.

The Company grants commercial, real estate, and consumer loans to customers principally in the state of Oklahoma. Although the Company has a diversified loan portfolio, the majority of its customers consist of individual and corporate borrowers in eastern Oklahoma county.

Maturity and rate sensitivity distribution of loans at December 31, 1993 is as follows:

                                                         One Year         One to        Over Five
                                                          or Less       Five Years        Years           Total
                                                      ---------------------------------------------------------
                                                                             (In thousands)
Commercial, financial and agricultural  . . . .        $  10,385            2,837            731         13,953
Real estate-construction  . . . . . . . . . . .            1,860                -              -          1,860
Real estate-mortgage  . . . . . . . . . . . . .            1,549            8,247          3,440         13,236
Credit card receivables . . . . . . . . . . . .              719                -              -            719
Installment . . . . . . . . . . . . . . . . . .            1,110            5,637            492          7,239
                                                       --------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . .        $  15,623           16,721          4,663         37,007
                                                       ========================================================

Interest sensitivity of loans by maturity:

  Predetermined rate  . . . . . . . . . . . . .            7,498           11,771          2,027         21,296
  Variable rate   . . . . . . . . . . . . . . .            8,125            4,950          2,636         15,711
                                                       --------------------------------------------------------
    Total   . . . . . . . . . . . . . . . . . .         $ 15,623           16,721          4,663         37,007
                                                       ========================================================

4.  Allowance for Loan Losses

A summary of transactions in the allowance for loan losses is as follows:

                                                                                   Years ended December 31,
                                                                            1993             1992             1991
                                                                     --------------------------------------------
                                                                                      (In thousands)
Balance at beginning of period  . . . . . . . . . . . . . . .       $                        495              330
                                                                            469
Provisions charged to expense . . . . . . . . . . . . . . . .               236              128              165
Recoveries  . . . . . . . . . . . . . . . . . . . . . . . . .                19               33               37
Loans charged off . . . . . . . . . . . . . . . . . . . . . .             (287)            (187)             (37)
                                                                    ---------------------------------------------
                                                                    $       437              469              495
                                                                    =============================================


5.   Property and Equipment

Property and equipment is summarized as follows:

                                                                                                December 31,
                                                                                      ----------------------------
                                                                                         1993             1992
                                                                                     ----------------------------
                                                                                              (In thousands)
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $       751            1,013
Bank buildings and equipment  . . . . . . . . . . . . . . . . . . . . . . . .              5,370            5,213
Furniture and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .                626              586
                                                                                     ----------------------------
                                                                                           6,747            6,812
Less accumulated depreciation . . . . . . . . . . . . . . . . . . . . . . . .              2,637            2,325
                                                                                      ---------------------------
                                                                                      $     4,110           4,487
                                                                                      ===========================



6.  DEPOSITS

Included in interest bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1993 and 1992 are as follows:

                                                                                               December 31,
                                                                                       --------------------------
                                                                                        1993             1992
                                                                                       ==========================
                                                                                             (In thousands)
3 months or less  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $  6,975           10,410
Over 3 months through 6 months  . . . . . . . . . . . . . . . . . . . . . . .              1,690            1,357
Over 6 months through 12 months . . . . . . . . . . . . . . . . . . . . . . .              1,582              350
Over 12 months  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                100              800
                                                                                        --------------------------
                                                                                        $  10,347           12,917
                                                                                        ==========================

The interest expense on these deposits approximated $386,000 and $501,000 for the years ended December 31, 1993 and 1992, respectively.

7.   Long-term Debt

The Company contributed $1,380,000 towards the settlement of the lawsuit brought by the FDIC against several directors and officers of the Company's former subsidiary. The amount is included in other non-interest expense in 1991. The Company borrowed the sum of $1,400,000 from John E. Kirkpatrick of Oklahoma City, Oklahoma, a preferred stockholder of the Company, for the purpose of paying litigation expenses of the Company. The note is collateralized by 100% of the stock of UB. The note requires an annual payment on May 31 of the greater of interest plus 45% of the Company's net income from the preceding year (with certain restrictions as to capital maintenance) or $130,000 through 1996. At that time, the minimum cash payment increases to $230,000 through the maturity date of July 1, 2001. Interest is calculated at the Chase Manhattan Bank, N.A., New York City, N.Y. Prime Rate, redetermined each payment date for the subsequent year. The Company paid $450,000 in principal during 1993. The remaining principal balance at December 31, 1993, of $450,000 is expected to be repaid in 1994.

8.  Other Non-interest Expense

                                                                                   Years ended December 31,
                                                                       --------------------------------------------
                                                                            1993             1992             1991
                                                                      --------------------------------------------
                                                                                       (In thousands)
Outside service expense . . . . . . . . . . . . . . . . . . .      $        161              166              266
Advertising and business development  . . . . . . . . . . . .                94               78               77
Postage . . . . . . . . . . . . . . . . . . . . . . . . . . .                57               61               54
Stationery, printing and supplies . . . . . . . . . . . . . .                71               82               72
Collection expense including credit cards . . . . . . . . . .               107               76              (9)
Data processing expense . . . . . . . . . . . . . . . . . . .               124              142              128
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .               512              416            1,773
                                                                   ----------------------------------------------
                                                                   $      1,126            1,021            2,361
                                                                   ==============================================

9.  Income taxes

As discussed in note 1, the Company adopted SFAS 109 as of January 1, 1993.
The cumulative effect of this change in accounting for income taxes of $116,000 was determined as of January 1, 1993 and is reported separately in the consolidated statement of operations for the year ended December 31, 1993.

         The components of income taxes are as follows:


                                                                                   Years ended December 31,
                                                                      ------------------------------------------
                                                                        1993             1992             1991
                                                                      ------------------------------------------
                                                                                    (In thousands)
Current:
  Federal   . . . . . . . . . . . . . . . . . . . . . . . . .               208               12              -
  State   . . . . . . . . . . . . . . . . . . . . . . . . . .                 -                3              -
                                                                       ------------------------------------------
                                                                            208               15              -
                                                                       ------------------------------------------
Deferred:
  Federal   . . . . . . . . . . . . . . . . . . . . . . . . .                16              234            (201)
  State   . . . . . . . . . . . . . . . . . . . . . . . . . .                42              196             (44)
                                                                       ------------------------------------------
                                                                             58              430            (245)
                                                                       ------------------------------------------
  Income tax expense (benefit)  . . . . . . . . . . . . . .            $    266              445            (245)
                                                                       ==========================================



The Company's tax provision on income before provision for income taxes differs from a normal 34% tax rate as shown be low:


                                                                             Years ended December 31,
                                                                      ------------------------------------
                                                                          1993        1992         1991
                                                                      ------------------------------------
                                                                                  (In thousands)

Income before income taxes multiplied by 34% in 1993, 1992 and
  1991  . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 313          372            (205)

Increases (decreases) in taxes resulting from:
  Tax exempt interest   . . . . . . . . . . . . . . . . . . .           (83)         (29)            (11)
  State income taxes, net of federal income tax benefit   . .            28           35             (29)
  Other, net  . . . . . . . . . . . . . . . . . . . . . . . .             8           67              -
                                                                    --------------------------------------
                                                                      $ 266          445            (245)
                                                                     =====================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993, are presented below:

Deferred tax assets:
  Other real estate, principally due to charge offs   . . . . . . . . . . . . . .           $       74
  Net operating loss carryforward   . . . . . . . . . . . . . . . . . . . . . . .                   33
  Alternative minimum tax credit carryforward   . . . . . . . . . . . . . . . . .                   81
                                                                                            ----------
  Total gross deferred tax assets   . . . . . . . . . . . . . . . . . . . . . . .                  188
                                                                                            ==========

Deferred tax liabilities:
  Property and equipment, principally due to difference in depreciation   . . . .           $      527
  Loans receivable, principally due to allowance for loan losses  . . . . . . . .                  823
  Purchased core deposit intangible, principally due to difference in amortization                 106
  Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   98
                                                                                            ----------
  Total gross deferred tax liabilities  . . . . . . . . . . . . . . . . . . . . .                1,554
                                                                                            ----------

  Net deferred tax liability  . . . . . . . . . . . . . . . . . . . . . . . . . .                1,366
                                                                                            ==========

A valuation allowance for deferred tax assets was not required as of the date of the adoption of SFAS 109 or December 31, 1993, due to management's expectation of the future reversal of deferred tax liabilities.

The deferred income tax effects of timing differences between financial income and taxable income for the years ended December 31, 1992, and 1991, are as follows (in thousands):

                                                                                       1992                1991
                                                                                       --------------------------
Tax depreciation less than financial depreciation . . . . . . . . . . . . . .          $     (8)              (2)
Tax loan loss and other real estate provision in excess of (less than)
  financial provision   . . . . . . . . . . . . . . . . . . . . . . . . . . .                317             (55)
Utilization of tax net operating loss carryforward  . . . . . . . . . . . . .                148                -
Recognition of financial net operating loss . . . . . . . . . . . . . . . . .                  -            (145)
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               (27)             (43)
                                                                                       ---------------------------
                                                                                       $     430            (245)
                                                                                       ===========================


At December 31, 1993, the Company has a net operating loss carryforward for state income tax purposes of approximately $884,000 which is available to offset future state taxable income, if any, through 2001. The Company also has alternative minimum tax credit carryforward of approximately $81,000 which is available to reduce future federal regular income taxes, if any, over an indefinite period.

10.  Employee Benefit Plans

The company sponsors a defined contribution 401(k) plan covering substantially all employees under which employees' contributions may be partially matched by the Company. The Company's contributions in 1993, 1992, and 1991 were $41,000, $27,000, and $17,000, respectively.

11.   Relationships with Certain Stockholders and Affiliates

The Company and its subsidiaries, through common owners and/or directors, are considered to be related parties for financial reporting purposes with one other bank holding company and its bank.

UB purchased loan participations from this bank totaling $49,000 at December 31, 1993 and sold loan participations to this bank totaling $118,000 and $191,000 at December 31, 1993 and 1992, respectively.

12.   Financial Instruments With Off-Balance Sheet Credit Risk

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by one of the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments whose contract amounts represent credit risk at December 31, 1993, are as follows:

                                                                              1993             1992
                                                                             ----------------------------
Commitments to extend credit . . . . . . . . . . . . . . . . . . . .         $6,160,000        4,175,000
Standby letters of credit  . . . . . . . . . . . . . . . . . . . . .            916,000          460,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by- case basis. The amount of the collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property and equipment, real estate, livestock, and income producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. All of the standby letters of credit at December 31, 1993, are short-term guarantees; they expire prior to December 31, 1994. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. When deemed necessary, the Company may hold a variety of collateral to support these commitments similar to the types of collateral held for commitments to extend credit.


13.   Commitments and Contingencies

The Company, through its United Del City Tower subsidiary, leases excess office space. Future minimum rentals for non- cancelable office leases, with initial or remaining terms of one year or more consisted of the following at December 31, 1993:

      1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 276,000
      1995  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 221,000
      1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 172,000
      1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 141,000
      1998  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27,000

14.   Employee Stock Plans

The United Oklahoma Bankshares, Inc. Incentive Stock Option Plan ("ISO Plan") authorizes the Board of Directors to grant stock options up to a maximum of 360,000 shares of the Company's common stock which are reserved for issuance pursuant to both the ISO Plan and the United Oklahoma Bankshares, Inc. Employees' Stock Purchase Plan of 1983. The ISO Plan expired in 1992. Options are exercisable during a period of not greater than ten years from the date of grant. At December 31, 1993, no stock options were outstanding.

15.   Agreements with Bank Regulators

The Company is operating under a written agreement with its primary bank regulatory authority, the Federal Reserve Bank, as a result of an examination performed as of September 30, 1985 and subsequent examinations. Under the terms of the agreement, the Company cannot pay or receive dividends without prior regulatory approval. During 1993 the Company obtained approval to receive dividends of $450,000 from UB.

16.   Regulatory Capital Requirements

During 1989, regulatory agencies approved regulations to implement a risk-based capital framework that makes capital requirements more sensitive to the risk profiles of individual banking companies. These regulations define capital as either core capital (Tier 1) or supplementary capital (Tier 2). Core capital consists primarily of common shareholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion or, the allowance for loan losses. At December 31, 1993, the required core capital is 4.00% and total risk-based capital is 8.00%. UB's core and total risk-based capital exceed regulatory guidelines at December 31, 1993 and 1992, respectively, and are as follows:

                                                              1993             1992
                                                              ----             ----
          Tier 1 capital (core)                              13.27%           13.25%
          Tier 2 capital (total risk-based)                  14.21            14.33

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law on December 19, 1991. FDICIA contains prescribed actions which have a significant impact on the operation of banks and their relationship with federal regulatory agencies. The major provisions of FDICIA became effective January 1, 1993.

17.   Parent Company Financial Statements

Following are the condensed financial statements for United Oklahoma Bankshares, Inc. (Parent Company Only):

                           Statements of Operations

                                                                                   Years ended December 31,
                                                                        -----------------------------------------
                                                                          1993             1992             1991
                                                                        -----------------------------------------
                                                                                   (In thousands)
Income:
Dividend from UB  . . . . . . . . . . . . . . . . . . . . . .               450                -                -
Interest  . . . . . . . . . . . . . . . . . . . . . . . . . .                 8               12                8
                                                                        -----------------------------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .               458               12                8
                                                                        -----------------------------------------
Expenses:
  Interest  . . . . . . . . . . . . . . . . . . . . . . . . .                42               66               42
  Other   . . . . . . . . . . . . . . . . . . . . . . . . . .                72               14            1,502
                                                                        -----------------------------------------
      Total   . . . . . . . . . . . . . . . . . . . . . . . .               114               80            1,555
                                                                        -----------------------------------------
Income (loss) before income taxes, undistributed income of
  subsidiaries and cumulative effect of change in accounting
  principle   . . . . . . . . . . . . . . . . . . . . . . . .               344             (68)          (1,536)
Income tax benefit (expense)  . . . . . . . . . . . . . . . .                40             (19)              580
Income (loss) before undistributed income of subsidiaries and
  cumulative effect of change in accounting principle   . . .               384             (87)            (956)
Equity in undistributed income of subsidiaries  . . . . . . .               271              735              598
                                                                        -----------------------------------------
Income (loss ) before cumulative effect of change in
  accounting principle  . . . . . . . . . . . . . . . . . . .               655              648            (358)
Cumulative effect of change in accounting principle . . . . .               116                -                -
                                                                        -----------------------------------------
      Net income (loss)   . . . . . . . . . . . . . . . . . .           $   771              648            (358)
                                                                        =========================================


                                                      BALANCE SHEETS
                                                                                                 December 31,
                                                                                         -------------------------
                                                                                           1993              1992
                                                                                         -------------------------
Assets                                                                                         (In thousands)

Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . . . . .            $   359              132
Investment in UB at equity  . . . . . . . . . . . . . . . . . . . . . . . . .              6,501            6,230
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -              142
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 60               60

                                                                                         $ 6,920            6,564
                                                                                         =========================

Liabilities and Stockholders' Equity
 Accrued expenses and other liabilities, principally deferred income taxes . .           $   181              146
 Long term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               450              900
                                                                                         -------------------------
       Total liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . .               631            1,046
                                                                                         -------------------------
 Preferred stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,356            4,356
 Common stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             2,805            2,805
 Accumulated deficit and other . . . . . . . . . . . . . . . . . . . . . . . .              (872)          (1,643)
                                                                                         -------------------------
       Net stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . .             6,289            5,518
                                                                                         -------------------------
                                                                                         $ 6,920            6,564
                                                                                         =========================

                            STATEMENTS OF CASH FLOWS

                                                                                  Years ended December 31,
                                                                          ---------------------------------------
                                                                           1993             1992             1991
                                                                          ---------------------------------------
                                                                                     (In thousands)
Cash flows from operating activities:
Net income (loss) . . . . . . . . . . . . . . . . . . . . . .               655              648            (358)
    Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
      Equity in undistributed income of subsidiaries  . . . .             (271)            (735)            (598)
      Loss on sale of land  . . . . . . . . . . . . . . . . .                49                -                -
      Increase (decrease) in other liabilities  . . . . . . .               151              349            (168)
                                                                        ------------------------------------------
        Total adjustments   . . . . . . . . . . . . . . . . .              (71)            (386)          (1,124)
                                                                        ------------------------------------------
Net cash provided by (used in) operating activities . . . . .               584              262          (1,124)
                                                                        ------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of land  . . . . . . . . . . . . . . . .                93                -                -
                                                                        -------------------------------------------
Net cash provided by investing activities . . . . . . . . . .                93                -                -
                                                                        -------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt  . . . . . . . . .                 -                -            1,400
  Repayment of long-term debt   . . . . . . . . . . . . . . .             (450)            (500)                -
                                                                        -------------------------------------------
Net cash (used in) provided by financing activities . . . . .             (450)            (500)            1,400
                                                                        -------------------------------------------
Net increase (decrease) in cash and cash equivalents  . . . .               227            (238)              276
                                                                        -------------------------------------------
Cash and cash equivalents at beginning of year  . . . . . . .               132              370               94
                                                                        -------------------------------------------
Cash and cash equivalent at end of year . . . . . . . . . . .               359              132              370
                                                                        ===========================================


INDEPENDENT AUDITORS' REPORT
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

The Board of Directors and Stockholders
United Oklahoma Bankshares, Inc.:

We have audited the accompanying consolidated balance sheets of United Oklahoma Bankshares, Inc. (the Company) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the mounts and disclosures: in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Oklahoma Bankshares, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1993.

                                           KPMG PEAT MARWICK

Oklahoma City, Oklahoma
February 25, 1994

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

CONDENSED AVERAGE BALANCE SHEETS


                                                            YEARS ENDED DECEMBER 31
                                                      ------------------------------------------------
                                                                1993                      1992
                                                      ------------------------------------------------
AVERAGE ASSETS:
  Cash and due from banks   . . . . . . . . . .        $   2,543       3.23 %       2,438       3.27 %
  Federal funds sold  . . . . . . . . . . . . .            1,933       2.45         1,720       2.31
  Investment securities   . . . . . . . . . . .           33,197      42.14        31,235      41.88
  Loans   . . . . . . . . . . . . . . . . . . .           35,519      45.08        32,919      44.14
  Less:  Allowance for loan losses  . . . . . .            (468)     (0.59)         (496)     (0.67)
  Property and equipment, net   . . . . . . . .            4,244       5.39         4,158       5.58
  Accrued interest and other assets   . . . . .            1,817       2.30         2,600       3.49
                                                       --------------------       ------------------
                                                       $  78,785     100.00 %      75,574     100.00 %
                                                       ====================       ==================

AVERAGE LIABILITIES AND STOCKHOLDERS' EQUITY:
  Deposits:
    Demand:
      Individuals, partnerships and corporations          12,592      15.99        11,636      15.61
      Due to banks  . . . . . . . . . . . . . .                -       0.00             -       0.00
    NOW and money market checking   . . . . . .            9,009      11.43         7,824      10.49
    Savings and money market savings  . . . . .           19,328      24.53        16,656      22.33
    Time  . . . . . . . . . . . . . . . . . . .           29,464      37.40        30,421      40.79
                                                        -------------------        -----------------
      Total deposits  . . . . . . . . . . . . .           70,393      89.35        66,537      89.22
  Short-term borrowings   . . . . . . . . . . .               18       0.03            17       0.03
  Long-term debt  . . . . . . . . . . . . . . .              635       0.80         1.125       1.51
  Accrued interest and other liabilities  . . .            1,851       2.35         1,642       2.20
                                                        -------------------       ------------------
      Total liabilities   . . . . . . . . . . .           72,897      92.53        69,321      92.96
                                                        -------------------       ------------------
  Stockholders' equity:
    Preferred stock   . . . . . . . . . . . . .            4,356       5.53         4.356       5.84
    Common stock  . . . . . . . . . . . . . . .            2,805       3.56         2,805       3.76
    Additional paid-in capital  . . . . . . . .            7,358       9.34         7,358       9.87
    Accumulated deficit   . . . . . . . . . . .          (7,545)     (9.58)       (8.180)    (10.97)
                                                        -------------------      -------------------
                                                           6,974       8.85         6,339       8.50
    Less cost of common stock held in treasury           (1,086)     (1.38)       (1.086)     (1.46)
                                                        -------------------       ------------------
      Net stockholders' equity  . . . . . . . .            5,888       7.47         5,253       7.04
                                                         ------------------       ------------------
                                                          78,785     100.00 %      74,574     100.00 %
                                                         ==================        =================


SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME

                                                                  Years ended December 31,
                                               -----------------------------------------------------------------
                                                          1993                                1992
                                               -----------------------------------------------------------------
                                                 Average   Income/   Yield           Average   Income/   Yield
                                                 Balance   Expense   Rate            Balance   Expense   Rate
                                               -----------------------------------------------------------------
Earning Assets:
    Investment securities   . . . . . . . .       33,197     1,936    5.83            31,235     2,211    7.08
    Federal funds sold  . . . . . . . . . .        1,933        56    2.90             1,720        59    3.43
    Loans, net of unearned discount (1)   .       35,519     3,243    9.13            32,919     3,190    9.69
                                                 -------------------------            ------------------------
      Total earning assets/total interest        $70,649     5,235    7.41 %          65,874     5,460    8.29 %
                                                 =========================            ========================

      Income  . . . . . . . . . . . . . . .
Interest Bearing Liabilities:
      Interest bearing deposits   . . . . .       57,801     1,804    3.12            54,901     2,232    4.07
      Short-term borrowings   . . . . . . .           18         1    5.56                17         1    5.88
      Long-term debt  . . . . . . . . . . .          635        42    6.61             1,125        66    5.87
                                                  ------------------------            -------------------------
         Total interest bearing
         liabilities/total interest expense       58,454     1,847    3.16            56,043     2.299    4.10
Differentials/net interest income . . . . .       12,195     3,388    4.25 %           9,831     3,161    4.19 %
                                                  ========================            ========================
    Net interest income as reported/net
      interest yield on interest earning assets                       4.80 %                              4.80 %
                                                                      ====                                ====



(1) Loans, classified as non-accruing at included in the average balance calculation.

SELECTED STATISTICAL, INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

LOAN CONCENTRATIONS

                                                                          December 31, 1993
                                                                    --------------------------
                                                                                    Percent
                                                                     Amount         of Total
                                                                     -------------------------
Commercial, financial and agricultural  . . . . . . . . . . .         $   13,953        37.71 %
Real estate-construction  . . . . . . . . . . . . . . . . . .              1,860         5.03
Real estate-mortgage  . . . . . . . . . . . . . . . . . . . .             13,236        35.77
Credit card receivables . . . . . . . . . . . . . . . . . . .                719         1.94
Installment . . . . . . . . . . . . . . . . . . . . . . . . .              7,239        19.55
                                                                      ------------------------
    Total loans   . . . . . . . . . . . . . . . . . . . . . .          $  37,007       100.00 %
                                                                      ========================
----------------


Participations purchased amounting to $1,570,000 at December 31, 1993 are included in commercial. In addition, it should be noted that certain commercial loans may be secured by real estate.

SELECTED STATISTICAL INFORMATION
UNITED 0KLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES



                                                                                     Years ended December 31
                                                                                 -----------------------------
                                                                                       1993            1992
                                                                                 -----------------------------
                                                                                          (In thousands)
Balance at beginning of period  . . . . . . . . . . . . . . . . . . . . .       $        469             495
Charge-offs:
    Commercial, financial and agricultural  . . . . . . . . . . . . . . .              (264)            (175)
    Credit card receivables, installment  . . . . . . . . . . . . . . . .               (23)             (12)
                                                                                -----------------------------
         Total charge-offs  . . . . . . . . . . . . . . . . . . . . . . .              (287)            (187)
                                                                                -----------------------------
Recoveries:
    Commercial, financial and agricultural  . . . . . . . . . . . . . . .                 19               33
                                                                                -----------------------------
         Total recoveries . . . . . . . . . . . . . . . . . . . . . . . .                 19               33
                                                                                -----------------------------
Net charge-offs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              (268)            (154)
Additions charged to operating expense  . . . . . . . . . . . . . . . . .                236              128
                                                                                -----------------------------
Balance at end of period  . . . . . . . . . . . . . . . . . . . . . . . .       $        437              469
                                                                                =============================
Total average loans, net of unearned discount . . . . . . . . . . . . . .       $     35,519           32,919
                                                                                =============================

Ratio of net charge-offs to total average loans,
  net of unearned discount  . . . . . . . . . . . . . . . . . . . . . . .             0.75 %            0.47%
                                                                                =============================
Total loans, net of unearned discount . . . . . . . . . . . . . . . . . .       $     36,946           34,273
                                                                                =============================
Ratio of allowance for loan losses to total loans,
  net of unearned discount  . . . . . . . . . . . . . . . . . . . . . . .              1.18%            1.37%
                                                                                =============================

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                                                YEARS ENDED DECEMBER 31
                                                       ---------------------------------------------------------------
                                                                 1993                                  1992
                                                       ---------------------------------------------------------------
                                                                          % of Loans
                                                                           IN EACH
                                                            AMOUNT        CATEGORY                Amount
                                                                                             (In thousands)
Commercial, financial and agricultural  . . . .        $      73           37.44     %             146           38.88
Real estate-construction  . . . . . . . . . . .                4            5.29                     3            3.39
Real estate-mortgage  . . . . . . . . . . . . .               99           35.51                    90           33.49
Credit card receivables and installment   . . .                -           21.76                     4           24.24
                                                       -------------------------               -----------------------
  Total   . . . . . . . . . . . . . . . . . . .              176          100.00     %             243          100.00
                                                                          ======                               =======
Unallocated . . . . . . . . . . . . . . . . . .              261                                   226
                                                       ---------                               -------
  Total allowance   . . . . . . . . . . . . . .        $     437                                   469
                                                       =========                               =======

-------------------

The basis allocation of the allowance for loan losses is a review of individual loans, based on the bank's credit review and grading system, for possible exposure to loss, except for credit card and installment loans whose allocation is based primarily on historical net charge-off experience. The unallocated portion of the allowance provides for unforeseen credit risk exposure. The specific allocation of the allowance, therefore, represents only a numerical evaluation of identified risks in the portfolio at a point in time and does not necessarily represent anticipated charge-offs.

SELECTED Statistical INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

MATURITY DISTRIBUTION OF INVESTMENT SECURITIES


                  Within One Year       After One Year     After Five Years                                            Average
                                         But  Within          But Within           After                               Maturity
                                         Five Years           Ten Years           Ten Years             Total          (In Years)*
                  Amount  Yield        Amount    Yield     Amount    Yield      Amount   Yield      Amount   Yield         %

 December 31, 1993
 U.S. Treasury     $   -       -   %    3,383   7.39  %       -       -    %       -      -    %     3,383  7.39
 Securities
 Mortgage-backed       -       -            -      -          -       -            -      -          20,60  5.56
 securities
 State & municipals    -       -        2,325   3.71        3,050  4.64            436  6.20         5,811  4.39
                    -------------      -------------      --------------       -------------       -------------         -------
 Total                             %    5,708   7.17  %    $3,050  4.64    %    $  436  6.20   %     $29.7  5.54  %       18.51
                    =============      =============      ==============       =============       =============         =======


December 31, 1992
U.S. Treasury       $  -        -  %   $3,377   7.18  %       -       -            -       -       $ 3,377  7.18  %
  securities
Mortgage-backed        -        -                                                  -       -
  securities
State & municipals     -        -         107   6.80        1,394   5.98           -      -          1,501  6.04
                    -------------      -------------      --------------       -------------       -------------         -------
   Total               -        -  $   $3,484   7.18  %     1,394   5.98   %       -      -    %   $33,352  7.62  %       21.25
   amount/yield     =============      =============      ==============       =============       =============         =======

--------------

*Includes contractual maturities of mortgage-backed securities which may vary significantly from actual cash flows due to prepayments.

DISTRIBUTION OF AVERAGE DEPOSITS





                                              --------------------------------------------------------------
                                                                Years ended December 31,
                                              --------------------------------------------------------------
                                                      1993                            1992
                                              --------------------            --------------------
                                                     Average                         Average
                                              --------------------            --------------------
                                              Amount     Rate                 Amount     Rate
                                              --------------------            --------------------
  Demand:
    Individuals, parties hips and             $  12,592       -      %        $               -      %
    corporations  . . . . . . . . . . . . .                                      11,636
    Due to banks    . . . . . . . . . . . .       -           -                   -           -
  NOW and money market checking . . . . . .       9,009     2.55                  7,824     3.04
  Savings and money market savings  . . . .      19,328     2.90                 16,656     3.60
  Time of less than $100',000                    17,089     3.67                 18,920     4.72
  Tune of $100,000 or more                       12,375     3.12                 11,501     4.36
                                              --------------------            --------------------
                                              $  70,393     2.56     %        $  66,537     3.35     %
                                              ====================            ====================

SELECTED STATISTICAL INFORMATION
UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES

SHORT-TERM BORROWINGS

The following table summarizes information with respect to certain short-term borrowings for the years indicated.

                                                           Amount Outstanding                       Average Amount
                                                               End of Year          Maximum          Outstanding
                                                           -------------------       Amount    ------------------------
                                                                       Average    Outstanding                Average
                                                                      Interest    at any Month               Interest
                                                           Amount       Rate          End         Amount       Rate
                                                           ------------------------------------------------------------
 1993
   Federal funds purchased and securities sold   . .          -         -   %    $        -         $   18    2.93%
 1992
   Federal funds purchased and securities sold                -         -   %        1,000              17    5.88%
 1991
   Federal funds purchased and securities sold                -         -   %         410               37    5.41%
-------------



RETURN ON EQUITY AND ASSETS

                                                                                  Years Ended December 31,
                                                                                ----------------------------

                                                                                1993        1992        1991
                                                                             -----------------------------
Ratio of net income (loss) to:
  Average ending assets   . . . . . . . . . . . . . . . . . . . . . . .         1.09%          1.00   (0.65)%
  Average total assets  . . . . . . . . . . . . . . . . . . . . . . . .         0.98           0.87   (0.54)
  Average total assets  . . . . . . . . . . . . . . . . . . . . . . . .        13.09          12.34   (7.32)
Ratio of net income (loss) to:
  Average stockholders' equity                                                  7.47           7.04    7.44
  Average total loans   . . . . . . . . . . . . . . . . . . . . . . . .        16.58          15.96   17.54
Dividend payment ratio  . . . . . . . . . . . . . . . . . . . . . . . .          N/A            N/A     N/A


DIRECTORS AND EXECUTIVE OFFICERS
UNITED OKLAHOMA BANKSHARES, INC.

JOHN N. AINSWORTH, 85.  Director of the Company since 1982 - term expiring in
    1995.  Mr. Ainsworth, formerly a senior bank executive, is retired.

WILLIS WHEAT, 68.  Director of the Company since 1989 - term expiring in 1994.
    Mr. Wheat is past Dean of The Meinders School of Business Education at Oklahoma City University. Prior to that time, Mr. Wheat was Executive Vice President at Liberty National Bank, N.A., in Oklahoma City from 1964 to 1987.

MORRISON G. TUCKER, 82.  Director of UB since 1984, and of the Company since
    1974 - term expiring in 1996. Mr. Tucker is Chairman of UB and the Company. Mr. Tucker is the principal common stockholder.

WILLIAM P. DOWLING, 60.  President and Director of UB since February 1989.
    Prior to that time Mr. Dowling served as Executive Vice President of Liberty National Bank. N.A. in Oklahoma City, since 1959.

JUNE A. O'STEEN, 57. Senior Vice President of UB, and Principal Accountant for the Company since June, 1989. Prior to that time Ms. O'Steen was Senior Vice President and General Auditor of UB, since 1984, and the Company, since 1980.

EXECUTIVE COMPENSATION

    The executive compensation disclosures required by Regulation S-K will be included in the annual meeting proxy statement to be filed not later than 120 days after the end of the fiscal year and are hereby incorporated by reference.

                                       \

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the name and address of each shareholder who beneficially owns more than 5% of the Company's common stock, the number of shares beneficially owned by each, and the percent of outstanding common stock so owned as of December 31, 1993. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares beneficially owned.


                                  Number of              Percent
Name and Address                    Shares               of Class
----------------                    ------               --------
John G. Tucker                     260,000                 9.83%
524 East 84th Street
New York, New York

Morrison G. Tucker
2403 Northwest Grand Blvd.         261,142                 9.91%
Oklahoma City, Oklahoma

Suzanne Tucker-Fong                150,716                 5.70%
P O Box 82958
Oklahoma City, Oklahoma

                          NUMBER OF SHARES                 PERCENT OF CLASS
                       COMMON        9% PREFERRED      COMMON       9% PREFERRED
John N. Ainsworth       30,000(1)     1,924(1)          1.13%          1.33%

Morrison G. Tucker     261,142       36,998(2)          9.91%         25.48%

All officers and
directors as a
 group                 291,142       38,922            11.04%         26.81%

---------

  (1) Includes 1,200 shares of common stock and 34 shares of 9% preferred stock held of record and beneficially owned by Mr. Ainsworth's wife.

  (2) Includes 36,998 shares of 9% preferred stock held of record and beneficially owned by Mr. Tucker's wife.

CERTAIN TRANSACTIONS

In the ordinary course of business, United Bank ("UB") has had banking transactions with some of the directors, executive officers and controlling shareholders of the Company. UB expects to have such banking transactions in the future. All such loans are and have been made in compliance with applicable laws, in the ordinary course of business and on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffilliated persons. In the opinion of management, no such loan did involve more than the normal risk of collectibility or present any other unfavorable features.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 UNITED OKLAHOMA BANKSHARES, INC.

                                 By:   /s/Morrison O. Tucker
                                       --------------------------------
                                          Morrison G. Tucker, President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has linen signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



          SIGNATURE                               TITLE               DATE

   /s/Morrison G. Tucker                 Chairman of the Board
 ----------------------------------      and President
      Morrison G. Tucker

   /s/June A. O'Steen                    Principal Accountant     March 28, 1994
 ----------------------------------
      June A. O'Steen

   /s/John N. Ainsworth                  Director
 ----------------------------------
    John N. Ainsworth

   /s/Willis Wheat                       Director
 ----------------------------------
  Willis Wheat

* By:    Morrison G. Tucker
         --------------------------
         Morrison G. Tucker

*    As Attorney in fact pursuant to Power
     of Attorney filed as Exhibit 25

FORM 10-K CROSS REFERENCE SECTION
 Part I        Item 1     Business                                                                       2
               Item 2     Properties                                                                     2
               Item 3     Legal Proceedings                                                              2
               Item 4     Submission of Matters to a Vote of Security Holders (during the                *
                              fourth quarter of 1993)

 Part II       Item 5     Market for the Company's Common Stock and Related Stockholder                  3
                              Matters
               Item 6     Selected Financial Data                                                        4
               Item 7     Management's Discussion and Analysis of Financial Condition and              5-11
                              Results of Operations
               Item 8     Financial Statements and Supplementary Data                                  12-36
               Item 9     Disagreements on Accounting and Financial Disclosure                           *

 Part III      Item 10    Directors and Executive Officers and Corporations                             37
               Item 11    Executive Compensation                                                        38
               Item 12    Security Ownership of Certain Beneficial Owners and Management               39,40
               Item 13    Certain Relationships and Related Transactions                                41

 Part IV       Item 14    Exhibits, Financial Statement Schedules, and Reports on Form 8-K
                          (a) (1) Financial Statements:                                                 29
                                  o    Independent Auditors' Report                                     12
                                  o    Consolidated Statements of Operations - years ended               13
                                       December 3, 1993, 1992, and 1991
                                  o    Consolidated Balance Sheets                                      14
                                       December 31, 1993 and 1992
                                  o    Consolidated Statements of Changes in Stockholders'              15
                                       Equity - years ended December 31, 1993, 1992, and
                                       1991
                                  o    Consolidated Statements of Cash Flows - years ended              15
                                       December 31, 1993, 1992, and 1991
                                  o    Notes to Consolidated Financial Statements - years              16-28
                                       ended December 31, 1993, 1992, and 1991
                              (2) Financial Statement Schedules:
                                  o    All schedules normally required by Form 10-K are
                                       omitted since they are either not applicable or the
                                       required information is shown in the consolidated
                                       financial statements or the notes thereto.



(a)  (3)  (3)    Exhibits:
                 3    Articles of incorporation and bylaws (filed as       **
                      Exhibit 3(a) and 3(b) to Company's Registration Statement No. 2-85935, "Registration Statement")
                 4    Instruments defining the rights of security          **
                      holders, including indentures (filed as Exhibit
                      3(a) to Company's Registration Statement
                 10   Material Contracts:                                  **
                      (a)   United  Oklahoma  Bankshares, Inc. Incentive   **
                            Stock Option Plan of 1982 (filed as Exhibit
                            10(a) to Company's Registration Statement Co
                      (b)   Forms of United Oklahoma Bankshares, Inc.      **
                            Incentive Stock Option Agreements (filed as
                            Exhibit 10(b) to Company's Registration
                            Statement
                      (c)   United Oklahoma Bankshares, Inc. Employee      **
                            Stock Ownership Plan and Trust of 1982 (file
                            as Exhibit 10(c) to Company's Registration
                            Statement
                      (d)   Stockholders' resolutions establishing Unite   **
                            Oklahoma Bankshares Employees' Stock Purchas
                            Plan of 1983 (filed as Exhibit 10(d) to
                            Company's Registration Statement
                      (e)   Form of agreements relating to stock purchas   **
                            under the United Oklahoma Bankshares
                            Employees' Stock Purchase Plan of 1983 (file
                            as Exhibit 10(e) to Company's Registration
                            Statement)
                      (f)   Letter Agreement, dated April 26, 1982,        **
                            between United Oklahoma Bankshares, Inc. and
                            Fort Worth National Bank, as amended (filed
                            Exhibit 10(1) to Company's Registration
                            Statement)
                      (g)   Promissory Note and Security Agreement, date   **
                            April 29, 1982, between United Oklahoma
                            Bankshares, Inc. Employee Stock Ownership Pl and Trust of 1982 and The Fort Worth National Bank (filed as Exhibit 10(m) to Company's Registration Statement)

(a)  (3) Exhibits:
               10   Material Contracts:                                     **
                    (h)   Deposit Insurance Transfers and Asset Purchase    **
                          Agreement, dated May 11, 1984, between United Oklahoma Bankshares, Inc., as agent for United
                          Del City Bank, and the Federal Deposit
                          Insurance Corporation (filed as Exhibit to
                          Form 8-K dated May 25, 1984
                    (i)   Stock Purchase Agreement between United Del      **
                          City Bank and United Oklahoma Bank (filed as
                          Exhibit 10 to Form 10-K dated December 31,
                          1986)
                    (j)   Accounts Receivable Purchase Agreement between   **
                          United Del City Bank and United Oklahoma Bank
                          (filed as Exhibit 10 to Form 10-K dated
                          December 31, 1986)
               22   Subsidiaries of the Company                             46
               25   Power of Attorney                                     47,48
         (b)   Reports on Form 8-K                                          49

    *        Not Applicable
    **       Included in previous filings

                                  SUBSIDIARIES

The Company has two wholly owned subsidiaries, United Bank and United Loan and Thrift Company, Inc. The following corporation is a wholly Owned subsidiary of United Bank:

                          United Del City Tower, Inc.

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That each of the undersigned do hereby constitute and appoint Morrison G. Tucker his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, and in any and all capacities to execute and sign Annual Report on Form 10-K for the 1993 fiscal year of United Oklahoma Bankshares, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and age fit may lawfully do or cause to be done by virtue hereof.

    DATED THIS 28th day of March, 1994.

                                                  ---------------------------
                                                  JOHN N. AINSWORTH, Director

                                                  ---------------------------
                                                  WILLIS WHEAT, Director

                                                  ----------------------------
                                                  MORRISON G. TUCKER, Director


STATE OF OKLAHOMA          )
                           )        ss.
COUNTY OF OKLAHOMA         )

The foregoing instrument was acknowledged before me this 28th day of Mach, 1994, by Ainsworth:

                                       ---------------------------------------
                                                 Notary Public

My commission expires:

June 6, 1994
----------------------

STATE OF OKLAHOMA           )
                            )        ss.
COUNTY OF OKLAHOMA          )

The foregoing instrument was acknowledged before me this 28th day of May, 1994, by Willis Wheat.

                                       ---------------------------------------
                                        Notary Public
My commission expires:

June 6, 1994
----------------------

STATE OF OKLAHOMA      )
                       )        ss.
COUNTY OF OKLAHOMA     )

The foregoing instrument was acknowledged before me this 28th:day of March, 1994, by Morrison G. Tucker.

                                                -------------------------------
                                                      Notary Public
My commission expires:
June 6. 1994
------------

REPORT'S ON FORM 8-K


The Company did not file any reports on Form 8-K during the fourth quarter of 1993.